ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-200212 Dated January 6, 2015

UBS AG Trigger Autocallable Optimization Securities

UBS AG $• Securities linked to the shares of the iShares® Nasdaq Biotechnology ETF due on or about January 20, 2017

UBS AG $• Securities linked to the shares of the Energy Select Sector SPDR® Fund due on or about January 20, 2017

Investment Description

UBS AG Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the shares of a specific exchange-traded fund (“ETF”) (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities. If the closing price of the underlying equity is equal to or greater than the initial price on any observation date, UBS will automatically call the Securities and pay you the principal amount per Security plus a call return (the “call price”). The call return, and therefore the call price, increases the longer the Securities are outstanding. If by maturity the Securities have not been called, UBS will either repay the full principal amount or, if the closing price of the underlying equity on the final valuation date (the “final price”) is less than the trigger price, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the percentage decline in the price of the underlying equity from the trade date to the final valuation date (the “underlying return”). Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. The call return, and therefore the call price, increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal at Maturity — If by maturity the Securities have not been called and the final price of the underlying equity is equal to or greater than the trigger price, UBS will pay you the principal amount per Security at maturity. If the final price of the underlying equity is less than the trigger price, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the underlying return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	January 16, 2015
Settlement Date	January 22, 2015
Observation Dates	Quarterly (see page 2)
Final Valuation Date	January 17, 2017
Maturity Date	January 20, 2017

*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-15 of the Trigger Autocallable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to two separate Securities we are offering. Each of the two Securities is linked to the shares of a different ETF and each of the two Securities has its own call return rate, initial price and trigger price. The initial price and trigger price for each of the Securities will be determined on the trade date. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of the other Security.

Underlying Equity	Ticker	Call Return Rate	Initial Price		Trigger Price	CUSIP	ISIN
iShares® Nasdaq Biotechnology ETF	IBB	11.00% per annum*	$	•	60% to 67% of the Initial Price	90274F551	US90274F5513
Energy Select Sector SPDR® Fund	XLE	9.00% per annum*	$	•	66% to 73% of the Initial Price	90274F569	US90274F5695
*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called and will be based on the applicable call return for each Security, as set forth on page 2.

The estimated initial value of the Securities as of the trade date is expected to be between (i) $9.60 and $9.85 for Securities linked to the iShares® Nasdaq Biotechnology ETF and (ii) $9.60 and $9.85 for Securities linked to the Energy Select Sector SPDR® Fund. The range of the estimated initial value of the Securities was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this free writing prospectus.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Autocallable Optimization Securities (“TAOS”) product supplement relating to the Securities, dated November 17, 2014, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the TAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the iShares® Nasdaq Biotechnology ETF	$•	$10.00	$•	$0.15	$•	$9.85
Securities linked to the Energy Select Sector SPDR® Fund	$•	$10.00	$•	$0.15	$•	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TAOS product supplement dated November 17, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413806/d818822d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document “Trigger Autocallable Optimization Securities” or the “Securities” refer to two different Securities that are offered hereby. Also, references to the “TAOS product supplement” mean the UBS product supplement, dated November 17, 2014, and references to “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated November 14, 2014.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the initial price on one of the specified observation dates.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You would be willing to invest in the Securities based on the applicable call return rate, as specified on the cover hereof.

♦	You would be willing to invest in the Securities if the trigger price was set equal to the top of the range indicated on the cover hereof (the actual trigger price will be set on the trade date).

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You seek an investment with exposure to companies in the biotechnology and pharmaceutical industries or the energy sector of the S&P 500® Index.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You believe that the price of the underlying equity will decline during the term of the Securities and that the final price is likely to be less than the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You would not be willing to invest in the Securities based on the applicable call return rate, as specified on the cover hereof.

♦	You would be unwilling to invest in the Securities if the trigger price was set equal to the top of the range indicated on the cover hereof (the actual trigger price will be set on the trade date).

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦	You do not seek an investment with exposure to companies in the biotechnology and pharmaceutical industries or the energy sector of the S&P 500® Index.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 3 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term(1)	Approximately 2 years, unless called earlier.
Underlying Equity	The shares of a specific ETF, as indicated on the cover of this free writing prospectus.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of (i) 11.00% per annum for Securities linked to the iShares® Nasdaq Biotechnology ETF and (ii) 9.00% per annum for Securities linked to the Energy Select Sector SPDR® Fund.
Call Price	The call price equals the principal amount per Security plus the applicable call return.

The table below reflects the call return rate of 11.00% per annum for Securities linked to the iShares® Nasdaq Biotechnology ETF.

Observation Date(1)(2)	Call Settlement Date(1)(2)	Call Return	Call Price (per Security)
April 16, 2015	April 20, 2015	2.7500%	$10.2750
July 16, 2015	July 20, 2015	5.5000%	$10.5500
October 16, 2015	October 20, 2015	8.2500%	$10.8250
January 22, 2016	January 26, 2016	11.0000%	$11.1000
April 18, 2016	April 20, 2016	13.7500%	$11.3750
July 18, 2016	July 20, 2016	16.5000%	$11.6500
October 17, 2016	October 19, 2016	19.2500%	$11.9250
January 17, 2017(3)	January 20, 2017(4)	22.0000%	$12.2000

The table below reflects the call return rate of 9.00% per annum for Securities linked to the Energy Select Sector SPDR® Fund.

Observation Date(1)(2)	Call Settlement Date(1)(2)	Call Return	Call Price (per Security)
April 16, 2015	April 20, 2015	2.2500%	$10.2250
July 16, 2015	July 20, 2015	4.5000%	$10.4500
October 16, 2015	October 20, 2015	6.7500%	$10.6750
January 22, 2016	January 26, 2016	9.0000%	$10.9000
April 18, 2016	April 20, 2016	11.2500%	$11.1250
July 18, 2016	July 20, 2016	13.5000%	$11.3500
October 17, 2016	October 19, 2016	15.7500%	$11.5750
January 17, 2017(3)	January 20, 2017(4)	18.0000%	$11.8000

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash per Security equal to the principal amount: $10.00.

If the Securities have not been called and the final price is less than the trigger price, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the underlying return, for an amount per Security equal to:

$10 + ($10 x Underlying Return).

Underlying Return	Final Price – Initial Price
Initial Price
Trigger Price	A percentage of the initial price, as specified on the cover of this free writing prospectus, to be determined on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Initial Price	The closing price of the underlying equity on the trade date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

(1)

In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates as well as the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.

(2)	Subject to the market disruption event provisions set forth in the TAOS product supplement beginning on page PS-33.
(3)	This is also the final valuation date.
(4)	This is also the maturity date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the TAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is equal to or greater than the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the underlying return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the trigger price.

♦

Your potential return on the Securities is limited, you will not participate in any appreciation of the underlying equity and you will not have the same rights as holders of the underlying equity — If called, the return potential of the Securities is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, you may be exposed to the underlying return even though you cannot participate in any of the underlying equity’s potential appreciation. Additionally, investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity would have.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such equity will be less than its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is a fixed amount, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as 3 months after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying equity issuer and the underlying equity for your Securities. For additional information regarding the underlying equity issuer, please see “Information about the Underlying Equities” and “iShares® Nasdaq Biotechnology ETF” and “Energy Select Sector SPDR® Fund” in this free writing prospectus and the underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price and volatility of the underlying equity and underlying constituents, the expected dividends on the underlying equity and underlying constituents, if applicable, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity and underlying constituents; the volatility of the underlying equity and underlying constituents; the dividend rate paid on the underlying equity and underlying constituents, if applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.

♦

There is no affiliation between the underlying equity issuer or any issuer of an underlying constituent (an “underlying constituent issuer”), and UBS, and UBS is not responsible for any disclosure by such issuer — We and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuer or any underlying constituent issuer. However, we are not affiliated with the underlying equity issuer or any underlying constituent issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity, the underlying equity issuer and each underlying constituent. Neither the underlying equity issuer nor any underlying constituent issuer is involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer and any underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price, trigger price or final price. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TAOS product supplement as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund or a replacement basket, as described further in the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the TAOS product supplement. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the underlying constituents, its value may not completely track the value of its underlying constituents. The value of the underlying equity will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market price of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Small- and Mid- Capitalization Risks — Securities linked to the iShares® Nasdaq Biotechnology ETF (“IBB Fund”) are subject to risks associated with small- and mid- capitalization companies because the underlying equity constituents of the IBB Fund include small- and mid- capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small- and mid- capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small- and mid- capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small- and mid- capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦

Biotechnology and Pharmaceutical Industry Risk — Securities linked to the IBB Fund are subject to risks associated with the biotechnology and pharmaceutical industries because the underlying constituents of the IBB Fund are concentrated in companies that are in the biotechnology and pharmaceutical industries. Companies in the pharmaceuticals industry may be affected by industry competition, dependencies on a limited number of products, obsolescence of products, government approvals and regulations, loss or impairment of intellectual property rights and litigation regarding product liability. Biotechnology companies face intense competition and the potential for rapid product obsolescence and may be adversely affected by the loss or impairment of intellectual property rights or changes in government regulations. Because the underlying constituents of the IBB Fund are concentrated in the biotechnology and pharmaceutical industries, the Securities linked to the IBB Fund may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting these industries than an investment linked to a more broadly diversified group of securities.

♦

The Securities are subject to risks associated with the energy sector — Securities linked to the Energy Select Sector SPDR® Fund (“XLE Fund”) are subject to risks associated with the energy sector because the XLE Fund seeks to track the performance of the underlying index, which is comprised of the stocks of companies representing the energy sector of the S&P 500® Index. All or substantially all of the equity securities tracked by the XLE Fund are issued by companies whose primary lines of business are directly associated with the energy sector. The profitability and stock prices of energy sector companies are affected by supply and demand both in their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending will likewise affect the performance of energy companies. In addition, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to energy conservation and the success of exploration projects. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in other areas, would adversely impact the shares of companies held by the XLE Fund. As a result of these factors, the value of the Securities linked to the XLE Fund may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the energy sector.

♦

The XLE Fund utilizes a passive indexing investment approach — The XLE Fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying equity, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of stocks that generally replicate such index. Therefore, unless a specific stock is removed from that index, the underlying equity generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying equity is subject to the risk that the investment strategy of the underlying equity’s investment adviser may not produce the intended results.

♦

Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, underlying constituents or underlying index may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity or the underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the call price is payable to you on any call settlement date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone the trade date and/or any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the call return rate and the trigger price, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 2 years
Initial Price:	$80
Call Return Rate:**	10% per annum (or 2.50% per quarterly period)
Observation Dates:	Quarterly
Trigger Price:*	$56 (which is 70% of the Initial Price)

*	The trigger price for your Securities may be greater than the amount shown above in which case the potential for the closing price of the underlying equity to be less than the trigger price will be higher.
**	The call return rate for your Securities may be greater than or less than the rate shown above.

Example 1: The Closing Price is equal to or greater than the Initial Price on the first Observation Date

Closing Price at first Observation Date:	$85 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.25

Because the closing price of the underlying equity is equal to or greater than the initial price on the first observation date (which is approximately three months after the trade date), UBS will pay you on the call settlement date a total call price of $10.25 per $10 principal amount (2.50% total return on the Securities).

Example 2: The Final Price is equal to or greater than the Initial Price on the Final Valuation Date

Closing Price at first Observation Date:	$70 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$65 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$72 (below Initial Price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$83 (at or above Initial Price, Securities are called)

Call Price (per Security):	$12

Because the final price of the underlying equity is equal to or greater than the initial price on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $12 per $10 principal amount (20% total return on the Securities).

Example 3: Securities are NOT Called and the Final Price is equal to or greater than the Trigger Price

Closing Price at first Observation Date:	$69 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$75 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$71 (below Initial Price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$65 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10

Because the Securities are not called and the final price is equal to or greater than the trigger price, at maturity UBS will pay you a total of $10 per $10 principal amount (a zero percent total return on the Securities).

Example 4: Securities are NOT Called and the Final Price is less than the Trigger Price

Closing Price at first Observation Date:	$75 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$61 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$50 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$32 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10 + ($10 x Underlying Return)
$10 + ($10 x -60%)
$10 - $6
$4

Because the Securities are not called and the final price is less than the trigger price, at maturity UBS will pay you a total of $4 per $10 principal amount (a 60% loss on the Securities).

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding each underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of each underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2011, 2012, 2013 and 2014. Partial data is provided for the first calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each of the underlying equity issuers are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each of the underlying equity issuers with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares® Nasdaq Biotechnology ETF

We have derived all information contained herein regarding the iShares® Nasdaq Biotechnology ETF (the “IBB Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IBB Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IBB Fund.

The IBB Fund is one of the investment portfolios that constitute the iShares Trust. The IBB Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the NASDAQ Biotechnology Index (the “Index”). The IBB Fund will generally invest at least 90% of its assets in the securities of the Index and depositary receipts representing the securities of the Index. The IBB Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Index, but which BFA believes will help the IBB Fund track the Index.

BFA uses a representative sampling strategy to manage the IBB Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the Index that collectively has an investment profile similar to the Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Index. The IBB Fund may or may not hold all of the securities that are included in the Index.

The Index measures the performance of large-, mid- or small-capitalization companies, and components primarily include biotechnology, healthcare and pharmaceuticals companies. The Index is sponsored by NASDAQ OMX (the “Index Provider”), which is independent of the IBB Fund and BFA. The Index Provider determines the composition and relative weightings of the securities in the Index and publishes information regarding the market value of the Index.

As of September 30, 2014, ordinary operating expenses of the IBB Fund are expected to accrue at an annual rate of 0.48% of the IBB Fund’s average daily net asset value. Expenses of the IBB Fund reduce the net value of the assets held by the IBB Fund and, therefore, reduce the value of the shares of IBB Fund. As of September 30, 2014, the IBB Fund’s two sectors were Biotechnology (76.84%) and Pharmaceuticals (23.04%).

In making your investment decision you should review the prospectus related to the IBB Fund, dated July 31, 2014, filed by iShares Trust (“the IBB Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1100663/000119312514282957/d756865d485bpos.htm

In addition, the IBB Fund Prospectus is available on IBB Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the IBB Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IBB Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this free writing prospectus, the TAOS product supplement or any accompanying prospectus.

Information filed by iShares Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-92935 and 811-09729. The IBB Fund’s website is http://www.ishares.com/us/products/239699/ishares-nasdaq-biotechnology-etf. Shares of the IBB Fund are listed on the NYSE Arca under ticker symbol “IBB.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus, the TAOS product supplement or any accompanying prospectus.

Historical Information

The following table sets forth the quarterly high and low closing prices for the IBB Fund, based on daily closing prices as reported by Bloomberg. The closing price of the IBB Fund on January 2, 2015 was $306.33. Past performance of the IBB Fund is not indicative of the future performance of the IBB Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$100.16	$92.73	$100.16
4/1/2011	6/30/2011	$109.50	$100.89	$106.66
7/1/2011	9/30/2011	$109.60	$84.77	$93.35
10/3/2011	12/31/2011	$104.35	$89.12	$104.35
1/1/2012	3/31/2012	$124.09	$104.91	$123.30
4/1/2012	6/29/2012	$129.98	$117.74	$129.96
7/2/2012	9/28/2012	$144.75	$129.47	$142.43
10/1/2012	12/31/2012	$147.15	$128.41	$137.22
1/2/2013	3/28/2013	$159.93	$141.62	$159.93
4/1/2013	6/28/2013	$186.24	$159.48	$173.88
7/1/2013	9/30/2013	$211.56	$178.26	$209.60
10/1/2013	12/31/2013	$227.24	$194.19	$227.06
1/1/2014	3/31/2014	$273.23	$223.82	$236.45
4/1/2014	6/30/2014	$257.03	$215.37	$257.03
7/1/2014	9/30/2014	$279.29	$243.07	$273.63
10/1/2014	12/31/2014	$316.93	$255.27	$303.39
1/2/2015*	1/2/2015*	$306.33	$306.33	$306.33

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for January 2, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the IBB Fund from January 3, 2003 through January 2, 2015, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $194.52, which is equal to 63.50% (the midpoint of the range indicated on the cover hereof) of the closing price on January 2, 2015. The actual trigger price will be set on the trade date. Past performance of the IBB Fund is not indicative of the future performance of the IBB Fund.

Energy Select Sector SPDR® Fund

We have derived all information contained herein regarding The Energy Select Sector SPDR® Fund (the “XLE Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, SSgA Funds Management, Inc. the investment adviser of XLE Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLE Fund.

The XLE Fund is one of nine separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The nine Select Sector Indices upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500. The XLE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index.

In seeking to track the performance of the Energy Select Sector Index, the XLE Fund employs a replication strategy, which means that the XLE Fund typically invests in substantially all of the securities represented in the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index. Under normal market conditions, the XLE Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Energy Select Sector Index.

The Energy Select Sector Index includes companies from the following industries: oil, gas & consumable fuels; and energy equipment & services. The Energy Select Sector Index is one of nine Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500 Index; (2) each stock in the S&P 500 Index is allocated to one and only one of the Select Sector Indices; and (3) each Select Sector Index is calculated by Standard & Poor’s using a modified “market capitalization” methodology.

As of September 30, 2014, ordinary operating expenses of the XLE Fund are expected accrue at an annual rate of 0.16% of the XLE Fund’s average daily net asset value. Expenses of the XLE Fund reduce the net value of the assets held by the XLE Fund and, therefore, reduce the value of each share of the XLE Fund. As of September 30, 2014, the Energy SPDR Fund’s five largest company holdings include: Exxon Mobil Corporation (15.21%), Chevron Corporation (13.00%), Schlumberger Ltd. (7.73%), ConocoPhillips (3.91%) and EOG Resources Inc. (3.71%).

In making your investment decision you should review the prospectus related to the XLE Fund, dated January 31, 2014, filed by The Select Sector SPDR® Trust (“the XLE Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1064641/000119312514024514/d653351d485bpos.htm

In addition, the XLE Fund Prospectus is available on XLE Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the XLE Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLE Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this free writing prospectus, the TAOS product supplement or any accompanying prospectus.

Information filed by The Select Sector SPDR® Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-57791 and 811-08837. The XLE Fund’s website is https://www.spdrs.com/product/fund.seam?ticker=XLE. Shares of the XLE Fund are listed on the NYSE Arca under ticker symbol “XLE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus, the TAOS product supplement or any accompanying prospectus.

Historical Information

The following table sets forth the quarterly high and low closing prices for the XLE Fund, based on daily closing prices as reported by Bloomberg. The closing price of the XLE Fund on January 2, 2015 was $79.53. Past performance of the XLE Fund is not indicative of the future performance of the XLE Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$80.01	$67.78	$79.81
4/1/2011	6/30/2011	$80.44	$70.99	$75.35
7/1/2011	9/30/2011	$79.79	$58.59	$58.59
10/3/2011	12/31/2011	$73.04	$56.55	$69.13
1/1/2012	3/31/2012	$76.29	$69.46	$71.73
4/1/2012	6/29/2012	$72.42	$62.00	$66.37
7/2/2012	9/28/2012	$76.57	$64.96	$73.48
10/1/2012	12/31/2012	$74.94	$68.59	$71.44
1/2/2013	3/28/2013	$79.99	$72.86	$79.32
4/1/2013	6/28/2013	$83.28	$74.09	$78.36
7/1/2013	9/30/2013	$85.30	$78.83	$82.88
10/1/2013	12/31/2013	$88.51	$81.87	$88.51
1/1/2014	3/31/2014	$89.06	$81.89	$89.06
4/1/2014	6/30/2014	$101.29	$88.45	$100.10
7/1/2014	9/30/2014	$100.58	$90.62	$90.62
10/1/2014	12/31/2014	$88.77	$73.36	$79.16
1/2/2015*	1/2/2015*	$79.53	$79.53	$79.53

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for January 2, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the XLE Fund from January 3, 2003 through January 2, 2015, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $55.27, which is equal to 69.50% (the midpoint of the range indicated on the cover hereof) of the closing price on January 2, 2015. The actual trigger price will be set on the trade date. Past performance of the XLE Fund is not indicative of the future performance of the XLE Fund.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Because the underlying equity would be treated as a “pass-thru entity” for purposes of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the Securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Securities were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale, redemption or maturity of your Securities could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Securities as a constructive ownership transaction under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TAOS product supplement.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Securities could differ materially from the treatment described above, as discussed further under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TAOS product supplement. If the IRS were successful in asserting an alternative treatment of the Securities, the timing and character of income on your Securities could differ materially from our description herein. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year) is higher than with other equity-linked securities that similarly do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TAOS product supplement unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing, for example, a fully completed and validly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether the underlying equity issuer would be a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting all or a portion any gain to a non-U.S. holder upon a sale, exchange, redemption or other taxable disposition of a Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the underlying equity issuer and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the underlying equity issuer), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the Non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued IRS Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the underlying equity issuer).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this free writing prospectus.